UNITED STATES
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SCHEDULE 14A
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Synthesis Energy Systems, Inc.

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Explanatory Note
This filing consists of the transcript of a conference call held by Synthesis Energy Systems, Inc. (the “Company”) on March 31, 2011 at 9:00 AM Eastern time regarding the proposed transaction with Zhongjixuan Investment Management Company Ltd. and China Energy Industry Holding Group Co., Ltd. announced on March 31, 2011. There was also a webcast of the call available through the Company’s website, http://ir.synthesisenergy.com/. An archived version of the webcast will be available on the Company’s website through May 2, 2011. A telephone replay of the conference call will be available approximately one hour after the completion of the call through May 2, 2011. U.S. callers can access the replay by dialing 1-877-344-7529 and international callers can access the replay by dialing 1-412-317-0088; the PIN access number is 449770.
Additional Information
In connection with the proposed transaction, the Company intends to file a preliminary and definitive proxy statement with the SEC and to mail the definitive proxy statement to the Company’s stockholders. The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the transaction. Information about the transaction will be set forth in the preliminary and definitive proxy statements to be filed by the Company with the SEC.
When available, you may obtain the preliminary and definitive proxy statements for free by visiting EDGAR on the SEC web site at www.sec.gov. Stockholders and investors should read the definitive proxy statement carefully before making any voting or investment decision because that document will contain important information.
SYNTHESIS ENERGY SYSTEMS, INC.
“Synthesis Energy Systems Shareholder Update” Conference Call
March 31, 2011, 9:00 AM Eastern
Robert Rigdon, President and CEO
Kevin Kelly, Chief Accounting Officer
Matthew Haines, MON
David Begleiter, Deutsche Bank
OPERATOR: Good morning and welcome to the “Synthesis Energy Systems Shareholder Update” to discuss ZJX China Energy’s Investment in SES. All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the “*” key followed by “0.”
After today’s presentation, there will be an opportunity to ask questions. To ask a question you may press “*” then “1” on your touchtone phone. To withdraw your question, please press “*” and then “2.” Please note this event is being recorded.
I would now like to turn the conference over to Matt Haines. Please go ahead.
MATTHEW HAINES: Thank you. Good morning, and thank you for joining Synthesis Energy Systems’ conference call. Today management will discuss the collaboration announced this morning with ZJX China Energy. Following our prepared remarks, we will open the line for your questions.

Before we begin, I would like to remind you that during this call, management will be making forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, are forward-looking statements.
Forward-looking statements are subject to certain risks, trends, and uncertainties that could cause actual results to differ materially from those projected. Although we believe that in making such forward-looking statements, our expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. We cannot assure you that the assumptions upon which these statements are based will prove to have been correct.
Please refer to the company’s annual report on form 10-K for the year ended June 30th, 2010, for a further discussion on risk factors. A copy of our filings can be found on the Securities & Exchange Commission’s website at www.sec.gov or on our website at www.synthesisenergy.com. I would now like to turn the call over to Mr. Robert Rigdon, President and CEO. Robert.
ROBERT RIGDON: Okay. Thank you, Matt. Welcome to our conference call to discuss our collaboration with ZJX China Energy and their investment of $83.8 million into SES, which we announced earlier this morning. I’m making this call this morning from Beijing, and joining me from Houston on the call today is Kevin Kelly, our chief accounting officer.
I’m extremely pleased to inform you that SES has entered into this important collaboration with the ZJX China Energy, which, through my discussion today, I will refer to only as “China Energy.” China Energy is a Hong Kong based limited liability corporation that has been formed by Zhongjixuan Investment Management Company Ltd., or ZJX, of Beijing, for the purposes of investing in SES to create and grow strategic coal to energy and chemical business platforms in China, based upon our U-GAS coal gasification technology.
The collaboration with China Energy is the result of many months of discussions, due diligence and negotiations to determine how we could best work together in achieving our mutual goal to be an important part of supplying China’s growing need for clean energy and chemicals through widespread adoption of our U-GAS technology.
We aim to build on our experience and to create value for our partners and shareholders by advancing our business interests, both in China and other countries. China Energy has entered into this agreement because they fully appreciate the value potential of SES achieving our goals for China and because they believe our technology can help China achieve its energy and emissions goals.
China Energy is committed to using its experience, personnel, investment capital, and excellent business relationships among large state-on-enterprises, such as China National Petroleum Corporation, SINOPEC, SINOCHEM, and the State Grid, to drive the success of SES projects in China.
Now before I go into further detail, I’d like to ask Kevin to review the terms of the transaction. Kevin?
KEVIN KELLY: Thank you, Robert. As noted in this morning’s press release, the agreement with ZJX provides for an immediate investment of $83.8 million in exchange for approximately 37.3-million shares of newly-issued SES common stock, which would represent a 43.5% ownership stake in SES after this transaction is closed.
Our total shares outstanding would then be approximately 85.7 million shares. Also, under the terms of the agreement, SES will increase the size of its board from 7 to 11 directors, with 4 individuals to be appointed by China Energy.

In addition, China Energy will appoint a managing director for our China business who will report to Robert Rigdon, CEO of SES, and be responsible for leading, developing, and growing the SES business in China.
Under terms of the agreement, the $83.8 million China Energy is investing in SES is to be committed to the development of SES’s joint ventures and projects in China, subject to the SES board’s approval. This cash infusion into our China business will allow us to redirect our existing cash resources to advancing strategic business platforms and projects in other emerging markets outside of China, including India.
China Energy will also entitled to receive additional shares of common stock, contingent upon China Energy using best endeavors to establish one of four planned coal gasification joint venture businesses, funded at a level of approximately $3 billion each, for each either synthetic natural gas, transportation fuels, power, or fertilizers, combined with the market value of SES’s common stock reaching $8 per share for at least 20 consecutive trading days after a six-month period after the closing of the transaction.
Additional details of the transaction are available in an 8-K that had been filed with the Securities and Exchange Commission. This transaction is subject to shareholder approval, as well as customary closing conditions.
Now I’ll turn the call back over to Robert.
ROBERT RIGDON: Okay. Thanks, Kevin. As previously stated, we’re extremely pleased to have entered into this collaboration with China Energy. We view this agreement as a strong endorsement of our technology and our business strategy in China.
As China speeds up new cleaner energy development across the country and accelerates urbanization into western regions, SES will now be in a much stronger position to provide clean coal energy, transportation fuels and chemicals to meet this demand.
Our technology’s ability to gasify the more difficult low-quality but significantly cheaper coals creates an economic advantage for our business through transforming these otherwise low-valued coals into high-value energy fuels and chemical products, and positioning SES projects as long-term low-cost producers.
Through ZJX, China Energy has relationships among key Chinese decision makers that we believe will be very helpful in enabling the development of important new joint venture businesses and projects throughout China. Through these new joint ventures, we will develop new coal gasification project investments, identify opportunities to acquire low-cost/low-quality coal resources, work to secure additional partnerships in financing and obtaining government approvals, as well as strengthening SES’s efforts with its current partners and projects.
And both China Energy and SES are keenly interested in value creation from the growth of SES’s business outside China as well, and will be reallocating our cash resources appropriately to achieve success in other strategic regions such as India, where we believe we have extensive business opportunities and where we’re pursuing new strategic partners.
We’re also continuing to pursue our joint development efforts with the Midas Group that I mentioned on our last earnings call, where we are focused on certain emerging economies such as Eastern Europe, South Africa, as well as Indonesia. All of this is being made possible due to our distinct advantage and ability to cleanly gasify low-ranked/low-cost coals.

Now this concludes our management update, and we would now like to open up the call to the callers and give you guys a chance to ask questions. So operator, could you please open up the phone lines.
OPERATOR: At this time, if you would like to ask a question, you may press “*” then “1” on your touchtone phone. If you are using a speakerphone, please pick up your handset before pressing the keys. To withdraw your question, please press “*” then “2.”
Our first question comes from David Begleiter at Deutsche Bank.
DAVID BEGLEITER: Thank you. Good morning.
ROBERT RIGDON: Good morning, David.
DAVID BEGLEITER: Thank you. Good morning. Can you help me with whom ZJX is? How much due diligence did you do on this entity? Can you describe, are there ties with in the ZJX with any state-owned entities? If you can describe the nature of their—you referenced business relationships with key companies in China; that would be helpful.
ROBERT RIGDON: Sure, David. Yes, well we have actually been through quite a bit of due diligence through this whole process of putting this deal together, as you can imagine. Now ZJX is a privately-held investment company, which is owned by...the controlling interest is owned by another private company that is involved in media and website activities. Much— a lot of their website activities are for different parts of Chinese Government functions. And then the ZJX entity is a private investment company that is in moving into real estate, it has real estate investments, media investments, and is moving into energy sector investments as well.
ZJX sees the U-GAS technology as very strategic for China, and we have very well- aligned goals with this group. They have very good business relationships throughout China, and in particular, through a lot of their other businesses, have very strong relationships and contacts with many of the state-owned— major state-owned enterprises in China, including those that are involved in the energy sector, some of which I just named here a moment ago. And so that’s sort of the high-level overview, David, of who ZJX is.
DAVID BEGLEITER: Okay. On technology, what safeguards are in place to protect U-GAS technology? Obviously there have been a lot of concerns from other Western companies in the technology being misallocated over time in China.
ROBERT RIGDON: Well, right. Well I think, you know, the worry in China has always been whether or not technologies get copied, and we have done an excellent job at SES protecting the intellectual property that we have and the intellectual property that has transferred through the GTI license.
And in this collaboration here, this is a Chinese partnership with SES, under which, actually, we would be, in my opinion, in a much stronger position on IP, as there is really not even near the sort of, I guess, pressure you would expect sometimes to have these things copied as we move forward as a Chinese business platform here, bringing the technology into China for these projects. So we have been very successful in that regard.
And then in addition to the way the business will be managed, the engineering and technology portions of the business are going to continue to report up through our organization on the global level and, actually, not through the Chinese business itself.

DAVID BEGLEITER: Okay. Two more questions. Having this entity appoint the general manager, how much input do you have into who this person is, and why is it necessary for them to appoint a general manager of this business as opposed to SES?
ROBERT RIGDON: Well, actually, that is a very good question. We were actually looking forward to— we will be involved in the decision of actually who this individual will be. And this individual will report directly to me and fall under the guidance of myself, as well as, of course, the board.
However, we believe that it’s a good opportunity for us to let the strong relationships and business contacts that ZJX has in China start to work for us and therefore, this was something we thought was a win-win. Having this individual as our managing director in China was something that we thought was a good idea, as well as ZJX.
DAVID BEGLEITER: And lastly, what constitutes best efforts in order for their interests to go up from 40 to 60%? And, again, why would you— you know, again, maybe I’ve leave it at that.
ROBERT RIGDON: Well, you know, best efforts is a term that, you know, a lot of things are going to have to go into establishing one of these major joint ventures, such as the joint venture for synthetic natural gas. And I would answer that question, David, by saying we would expect to see the projects come together, the sites, the financing, the approvals come together for this.
The funding is very clearly spelled out that we expect to see the funding come into place for these, such that we are able to move forward on one of the major business platforms.
DAVID BEGLEITER: Thank you very much.
OPERATOR: As a reminder, to ask your question, you may press “*” then “1.” This concludes our question-and-answer session. I would like to turn the conference back over to Robert Rigdon for any closing remarks.
ROBERT RIGDON: Okay, operator. Well, thank you, everybody, and thanks for the question, Dave. And we appreciate your support and encourage you to call us if you have any additional questions.
Operator, ladies and gentlemen, this concludes the SES call today. You may now disconnect.

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